Exhibit 23.1

The accompanying consolidated financial statements give effect to a 25.2-to-1 stock split of the common stock of Construction Partners, Inc. which will take place prior to the effectiveness of the registration statement. The following report is in the form which will be furnished by RSM US LLP, an independent registered public accounting firm, upon completion of the 25.2-to-1 stock split of the common stock of Construction Partners, Inc. described in Note 19 (a) to the consolidated financial statements and assuming that from December 20, 2017 to the date of such completion, no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein, except for Note 19 (b) as to which the date is April 23, 2018.

/s/ RSM US LLP

Birmingham, Alabama

April 23, 2018

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-224174) on Form S-1 of Construction Partners, Inc. of our report dated December 20, 2017, except for Note 19 (b) as to which the date is April 23, 2018 and Note 19 (a) as to which the date is             , 2018, relating to the consolidated financial statements of Construction Partners, Inc. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Birmingham, Alabama

            , 2018